UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-15515

                     APPLIED BIOSCIENCE INTERNATIONAL, INC.

             (Exact name of registrant as specified in its charter)

                           3151 17TH STREET EXTENSION
                              WILMINGTON, NC 28401
                                 (910) 251-0081

                              formerly located at:

                              4350 N FAIRFAX DRIVE
                                  P O BOX 2360
                            ARLINGTON, VIRGINIA 22203
                                 (703) 516-2490

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                      Common Stock together with associated
                          Common Stock Purchase Rights

            (Title of each class of securities covered by this Form)

                                      NONE

   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

              Please place an X in the box(es) to designate, the
                  appropriate rule provision(s) relied upon to
                 terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)  |X |             Rule 12h-3(b)(1)(i)  |  |
    Rule 12g-4(a)(1)(ii) |  |             Rule 12h-3(b)(1)(ii) |  |
    Rule 12g-4(a)(2)(i)  |  |             Rule 12h-3(b)(2)(i)  |  |
    Rule 12g-4(a)(2)(ii) |  |             Rule 12h-3(b)(2)(ii) |  |
    Rule 15d-6           |  |

Approximate number of holders of record as of the certification or notice date:
                                       1

   Pursuant to the requirements of the Securities Exchange Act of 1934, Applied Bioscience International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                APPLIED BIOSCIENCE INTERNATIONAL, INC.


                                By:  /s/ Fred B. Davenport, Jr.
                                Name:  Fred B. Davenport, Jr.
                                Title:  Vice President and Secretary



Date:  September 20, 2000